            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Domini Social Trust and Domini Advisor Trust:

We consent to the use of our reports dated September 28, 2007, for Domini Social
Equity Portfolio, Domini European Social Equity Portfolio, Domini PacAsia Social
Equity Portfolio, and Domini EuroPacific Social Equity Portfolio, each a series of Domini Advisor Trust, and September 24, 2007 for Domini Social Equity Trust
(formerly Domini Social Index Trust), Domini European Social Equity Trust,
Domini PacAsia Social Equity Trust, and Domini EuroPacific Social Equity Trust,
each a series of Domini Social Trust, each incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement
of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
November 16, 2007